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                                                                    EXHIBIT 99.2


ITEM 3.  LEGAL PROCEEDINGS

  LEAD PIGMENT LITIGATION

         The Company was formerly involved in the manufacture of lead pigments for use in paint and lead-based paint. The Company has been named as a defendant or third party defendant in various legal proceedings alleging that the Company and other manufacturers are responsible for personal injury and property damage allegedly associated with the use of lead pigments. The Company is vigorously defending such litigation. Considering the Company's previous involvement in the lead pigment and lead-based paint businesses, there can be no assurance that additional litigation, similar to that described below, will not be filed. In addition, various legislation and administrative regulations have, from time to
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time, been enacted or proposed that seek to (a) impose various obligations on present and former manufacturers of lead pigment and lead-based paint with respect to asserted health concerns associated with the use of such products and (b) effectively overturn court decisions in which the Company and other pigment manufacturers have been successful. Examples of such proposed legislation include bills which would permit civil liability for damages on the basis of market share. No legislation or regulations have been enacted to date which are expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. The Company has not accrued any amounts for the pending lead pigment and lead-based paint litigation. There is no assurance that the Company will not incur future liability in respect of this pending litigation in view of the inherent uncertainties involved in court and jury rulings in pending and possible future cases. However, based on, among other things, the results of such litigation to date, the Company believes that the pending lead pigment and lead-based paint litigation is without merit. Liability that may result, if any, cannot reasonably be estimated.

         In 1989 and 1990, the Housing Authority of New Orleans ("HANO") filed third-party complaints for indemnity and/or contribution against the Company, other alleged manufacturers of lead pigment (together with the Company, the "pigment manufacturers") and the Lead Industries Association (the "LIA") in 14 actions commenced by residents of HANO units seeking compensatory and punitive damages for injuries allegedly caused by lead pigment. The actions, which were pending in the Civil District Court for the Parish of Orleans, State of Louisiana, were dismissed by the district court in 1990. Subsequently, HANO agreed to consolidate all the cases and appealed. In March 1992, the Louisiana Court of Appeals, Fourth Circuit, dismissed HANO's appeal as untimely with respect to three of these cases. With respect to the other cases included in the appeal, the court of appeals reversed the lower court decision dismissing the cases. These cases were remanded to the District Court for further proceedings. In November 1994, the District Court granted defendants' motion for summary judgment in one of the remaining cases and in June 1995 the District Court granted defendants' motion for summary judgment in several of the remaining cases. After such grant, only two cases remain pending.

         In June 1989, a complaint was filed in the Supreme Court of the State of New York, County of New York, against the pigment manufacturers and the LIA. Plaintiffs seek damages, contribution and/or indemnity in an amount in excess of $50 million for monitoring and abating alleged lead paint hazards in public and private residential buildings, diagnosing and treating children allegedly exposed to lead paint in city buildings, the costs of educating city residents to the hazards of lead paint, and liability in personal injury actions against the City and the Housing Authority based on alleged lead poisoning of city residents (The City of New York, the New York City Housing Authority and the New York City Health and Hospitals Corp. v. Lead Industries Association, Inc., et al., No. 89-4617). In December 1991, the court granted the defendants' motion to dismiss claims alleging negligence and strict liability and denied the remainder of the motion. In January 1992, defendants appealed the denial. The Company has answered the remaining portions of the complaint denying all allegations of wrongdoing, and the case is in discovery. In May 1993, the Appellate Division of the Supreme Court affirmed the denial of the motion to dismiss plaintiffs' fraud, restitution and indemnification claims. In May 1994, the trial court granted the
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defendants' motion to dismiss the plaintiffs' restitution and indemnification claims, and plaintiffs appealed. In June 1996, the Appellate Division reversed the trial court's dismissal of plaintiffs' restitution and indemnification claims, reinstating those claims. Defendants' motion for summary judgment on the fraud claim was denied in August 1995; defendants have appealed. In December 1995, defendants moved for summary judgment on the basis that the fraud claim was time-barred. In February 1996, the motion was denied and defendants have appealed. Discovery is proceeding.

         In March 1992, the Company was served with a complaint in Skipworth v. Sherwin-Williams Co., et al. (No. 92-3069), Court of Common Pleas, Philadelphia County. Plaintiffs are a minor and her legal guardians seeking damages from lead paint and pigment producers, the LIA, the Philadelphia Housing Authority and the owners of the plaintiffs' premises for bodily injuries allegedly suffered by the minor from lead-based paint. Plaintiffs' counsel has asserted that approximately 200 similar complaints would be served shortly, but no such complaints have yet been served. In April 1994, the court granted defendants' motion for summary judgment and the dismissal was affirmed by the Superior Court in October 1995. In February 1997, the Pennsylvania Supreme Court unanimously affirmed the Superior Court's decision.

         In August 1992, the Company was served with an amended complaint in Jackson, et al. v. The Glidden Co., et al., Court of Common Pleas, Cuyahoga County, Cleveland, Ohio (Case No. 236835). Plaintiffs seek compensatory and punitive damages for personal injury caused by the ingestion of lead, and an order directing defendants to abate lead-based paint in buildings. Plaintiffs purport to represent a class of similarly situated persons throughout the State of Ohio. The amended complaint identifies 18 other defendants who allegedly manufactured lead products or lead-based paint, and asserts causes of action under theories of strict liability, negligence per se, negligence, breach of express and implied warranty, fraud, nuisance, restitution, and negligent infliction of emotional distress. The complaint asserts several theories of liability including joint and several, market share, enterprise and alternative liability. In October 1992, the Company and the other defendants moved to dismiss the complaint with prejudice. In July 1993, the court dismissed the complaint. In December 1994, the Ohio Court of Appeals reversed the trial court dismissal and remanded the case to the trial court. In July 1996, the trial court granted defendants' motion to dismiss the property damage and enterprise liability claims, but denied the remainder of the motion. Discovery is proceeding with respect to class certification.

         In November 1993, the Company was served with a complaint in Brenner, et al. v. American Cyanamid, et al., (No. 12596-93) Supreme Court, State of New York, Erie County alleging injuries to two children purportedly caused by lead pigment. The complaint seeks $24 million in compensatory and $10 million in punitive damages for alleged negligent failure to warn, strict liability, fraud and misrepresentation, concert of action, civil conspiracy, enterprise liability, market share liability, and alternative liability. In January 1994, the Company answered the complaint, denying liability. Discovery is proceeding.
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         In January 1995, the Company was served with complaints in Wright
(Alvin) and Wright (Allen) v. Lead Industries, et. al., (Nos. 94-363042 and 363043), Circuit Court, Baltimore City, Maryland. Plaintiffs are two brothers (one deceased) who allege injuries due to exposure to lead pigment. The complaints, as amended in April 1995, seek more than $100 million in compensatory and punitive damages for alleged strict liability, negligence, conspiracy, fraud and unfair and deceptive trade practices claims. In July 1995, the trial court granted, in part, the defendants' motion to dismiss, and dismissed the plaintiffs' fraud and unfair and deceptive trade practices claims. In June 1996, the trial court granted defendants' motions for summary judgement on plaintiffs' conspiracy claim, and dismissed the Company and certain other defendants from the cases. In September 1996, the trial court granted the remaining defendants' motions for summary judgment. Plaintiffs have appealed as to all defendants.

         In November 1995, the Company was served with the complaint in Jefferson v. Lead Industry Association, et. al. (No. 95-2835), filed in the U.S. District Court for the Eastern District of Louisiana. The complaint asserts claims against the LIA and the lead pigment defendants on behalf of a putative class of allegedly injured children in Louisiana. The complaint purports to allege claims for strict liability, negligence, failure to warn, breach of alleged warranties, fraud and misrepresentation, and conspiracy, and seeks actual and punitive damages. The complaint asserts several theories of liability, including joint and several and market share liability. In June 1996, the trial court granted defendants' motions to dismiss the complaint and entered judgment in favor of all defendants. Plaintiffs appealed to the Fifth Circuit Court of Appeals, which affirmed the judgment in favor of all defendants in March 1997.

         In January 1996, the Company was served with a complaint on behalf of individual intervenors in German, et. al. v. Federal Home Loan Mortgage Corp., et. al., (U.S. District Court, Southern District of New York, Civil Action No. 93 Civ. 6941 (RWS)). This class action lawsuit had originally been brought against the City of New York and other landlord defendants. The intervenors' complaint alleges claims against the Company and other former manufacturers of lead pigment for medical monitoring, property abatement, and other injunctive relief, based on various causes of action, including negligent product design, negligent failure to warn, strict liability, fraud and misrepresentation, concert of action, civil conspiracy, enterprise liability, market share liability, breach of express and implied warranties, and nuisance. The intervenors purport to represent a class of children and pregnant women who reside in New York City. In May 1996, the Company and the other former manufacturers of lead pigments filed motions to dismiss the intervenors' complaint. Class discovery is proceeding.

         In April 1996, the Company was served with a complaint in Gates v. American Cyanamid Co., et al., (No. I1996-2114) Supreme Court, State of New York, Erie County, an action alleging personal injury arising out of exposure to lead pigment. Plaintiff seeks compensatory and punitive damages from the Company, other former lead pigment manufacturers and the LIA based on claims of negligence, strict liability, fraud, concert of action, civil conspiracy, enterprise liability, market share liability and alternative liability. Plaintiff also asserts claims against the landlords of the apartments in which
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plaintiff has lived since 1977.  In July 1996, the Company filed an answer denying plaintiff's allegations of wrongdoing and liability. Discovery is proceeding.

         In September 1996, the Company was served with a complaint in Ritchie
v. NL Industries, et al. (U.S. District Court, Northern District of Western Virginia, Civil Action No. 5:96-CV-166), an action originally filed in West Virginia state court on behalf of a minor allegedly injured as a result of exposure to lead pigment. Plaintiffs seeks compensatory and punitive damages from the Company and five other former manufacturers of lead pigment based on claims of negligence, strict liability, breach of warranty, fraud, conspiracy, market share liability and alternative liability. In October 1996, the defendants removed the case to federal court and filed motions to dismiss. Plaintiffs has filed a motion to remand the case to state court. The motions are pending.

         The Company believes that the foregoing lead pigment actions are without merit and intends to continue to deny all allegations of wrongdoing and liability and to defend such actions vigorously.

         The Company has filed actions seeking declaratory judgment and other relief against various insurance carriers with respect to costs of defense and indemnity coverage for certain of its environmental and lead pigment litigation. NL Industries, Inc. v. Commercial Union Insurance Cos., et al., Nos. 90-2124, -2125 (HLS) (District Court of New Jersey). The action relating to lead pigment litigation defense costs filed in May 1990 against Commercial Union Insurance Company ("Commercial Union") seeks to recover defense costs incurred in the City of New York lead pigment case and two other cases which have since been resolved in the Company's favor. In July 1991, the court granted the Company's motion for summary judgment and ordered Commercial Union to pay the Company's reasonable defense costs for such cases. In June 1992, the Company filed an amended complaint in the United States District Court for the District of New Jersey against Commercial Union seeking to recover costs incurred in defending four additional lead pigment cases which have since been resolved in the Company's favor. In August 1993, the court granted the Company's motion for summary judgment and ordered Commercial Union to pay the reasonable costs of defending those cases. In July 1994, the court entered judgment on the order requiring Commercial Union to pay previously-incurred Company costs in defending those cases. In September 1995, the U.S. Court of Appeals for the Third Circuit reversed and remanded for further consideration the decision by the trial court that Commercial Union was obligated to pay the Company's reasonable defense costs in certain of the lead pigment cases. The trial court had made its decision applying New Jersey law; the appeals court concluded that New York and not New Jersey law applied and remanded the case to the trial court for a determination under New York law. On remand from the Court of Appeals, the trial court in April 1996 granted the Company's motion for summary judgment, finding that Commercial Union had a duty to defend the Company in the four lead paint cases which were the subject of the Company's second amended complaint. The court also issued a partial ruling on Commercial Union's motion for summary judgment in which it sought allocation of defense costs and contribution from the Company and two other insurance carriers in connection with the three lead paint actions on which the court had granted the Company summary judgment in 1991. The court
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ruled that Commercial Union is entitled to receive such contribution from the
Company and the two carriers, but reserved ruling with respect to the relative contributions to be made by each of the parties, including contributions by the Company that may be required with respect to periods in which it was self-insured and contributions from one carrier which were reinsured by a former subsidiary of the Company, the reinsurance costs of which the Company may ultimately be required to bear. Other than granting motions for summary judgment brought by two excess liability insurance carriers, which contended that their policies contained absolute pollution exclusion language, and certain summary judgment motions regarding policy periods, the court has not made any final rulings on defense costs or indemnity coverage with respect to the Company's pending environmental litigation. The Court has not made any final ruling on indemnity coverage in the lead pigment litigation. No trial dates have been set. Other than rulings to date, the issue of whether insurance coverage for defense costs or indemnity or both will be found to exist depends upon a variety of factors, and there can be no assurance that such insurance coverage will exist in other cases. The Company has not considered any potential insurance recoveries for lead pigment or environmental litigation in determining related accruals.

  ENVIRONMENTAL MATTERS AND LITIGATION

         The Company has been named as a defendant, PRP, or both, pursuant to CERCLA and similar state laws in approximately 75 governmental and private actions associated with waste disposal sites, mining locations and facilities currently or previously owned, operated or used by the Company, or its subsidiaries, or their predecessors, certain of which are on the U.S. EPA's Superfund National Priorities List or similar state lists. These proceedings seek cleanup costs, damages for personal injury or property damage, or both. Certain of these proceedings involve claims for substantial amounts. Although the Company may be jointly and severally liable for such costs, in most cases it is only one of a number of PRPs who may also be jointly and severally liable.

         The extent of CERCLA liability cannot accurately be determined until the Remedial Investigation and Feasibility Study ("RIFS") is complete, the U.S. EPA issues a record of decision and costs are allocated among PRPs. The extent of liability under analogous state cleanup statutes and for common law equivalents are subject to similar uncertainties. The Company believes it has provided adequate accruals for reasonably estimable costs for CERCLA matters and other environmental liabilities. At December 31, 1996, the Company had accrued $113 million for those environmental matters which are reasonably estimable. The Company determines the amount of accrual on a quarterly basis by analyzing and estimating the range of possible costs to the Company. Such costs include, among other things, remedial investigations, monitoring, studies, clean-up, removal and remediation. During the first quarter of 1997, the Company's accrual will be increased to include legal fees and other costs of managing and monitoring environmental remediation sites as required by the adoption of the AICPA's Statement of Position 96-1, "Environmental Remediation Liabilities." See Note 2 to the Consolidated Financial Statements. It is not possible to estimate the range of costs for certain sites. The Company has estimated that the upper end of the range of reasonably possible costs to the Company for sites for which it is possible to estimate costs is approximately $160 million. The Company's estimate of such liability has not been discounted to present value and the
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Company has not recognized any potential insurance recoveries.  No assurance can be given that actual costs will not exceed either accrued amounts or the upper end of the range for sites for which estimates have been made, and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs or allocation of such costs among PRPs, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. Further, there can be no assurance that additional environmental matters will not arise in the future. More detailed descriptions of certain legal proceedings relating to environmental matters are set forth below.

         At Pedricktown, the U.S. EPA divided the site into two operable units. Operable unit one addresses contaminated ground water, surface water, soils and stream sediments. In July 1994, the U.S. EPA issued the Record of Decision for operable unit one. The U.S. EPA estimates the cost to complete operable unit one is $18.7 million. In May 1996, certain PRPs, but not the Company, entered into an administrative consent order with the U.S. EPA to perform the remedial design phase of operable unit one. In addition, the U.S. EPA incurred past costs in the estimated amount of $5 million. The U.S. EPA issued an order with respect to operable unit two in March 1992 to the Company and 30 other PRPs directing immediate removal activities including the cleanup of waste, surface water and building surfaces. The Company has complied with the order, and the work with respect to operable unit two is completed. The Company has paid approximately 50% of operable unit two costs, or $2.5 million.

         At Granite City, the RIFS is complete, and in 1990 the U.S. EPA selected a remedy estimated at that time to cost approximately $28 million. In July 1991, the United States filed an action in the U.S. District Court for the Southern District of Illinois against the Company and others (United States of America v. NL Industries, Inc., et al., Civ. No. 91-CV 00578) with respect to the Granite City smelter. The complaint seeks injunctive relief to compel the defendants to comply with an administrative order issued pursuant to CERCLA, and fines and treble damages for the alleged failure to comply with the order. The Company and the other parties did not implement the order believing that the remedy selected by the U.S. EPA was invalid, arbitrary, capricious and was not selected in accordance with law. The complaint also seeks recovery of past costs and a declaration that the defendants are liable for future costs. Although the action was filed against the Company and ten other defendants, there are 330 other PRPs who have been notified by the U.S. EPA. Some of those notified were also respondents to the administrative order. In February 1992, the court entered a case management order directing that the remedy issues be tried before the liability aspects are presented. In September 1995, the U.S. EPA released its amended decision selecting cleanup remedies for the Granite City site. At that time, the cost of the remedies selected by the U.S. EPA aggregated, in its estimation, $40.8 million to $67.8 million, although its decision stated that the higher amount was not considered to be representative of expected costs. The Company presently is challenging portions of the U.S. EPA's selection of the remedy. The U.S. EPA's current estimate for completion of the cleanup is $24.3 million, and in January 1997, the Company was informed that the U.S. EPA incurred
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cleanup and other past costs approximating $30 million.  There is currently no allocation among the PRPs for these costs.

         Having completed the RIFS at Portland, the Company conducted predesign studies to explore the viability of the U.S. EPA's selected remedy pursuant to a June 1989 consent decree captioned U.S. v. NL Industries, Inc., Civ. No. 89-408, United States District Court for the District of Oregon. Subsequent to the completion of the predesign studies, the U.S. EPA issued notices of potential liability to approximately 20 PRPs, including the Company, directing them to perform the remedy, which was initially estimated to cost approximately $17 million, exclusive of administrative and overhead costs and any additional costs, for the disposition of recycled materials from the site. In January 1992, the U.S. EPA issued unilateral administrative orders to the Company and six other PRPs directing the performance of the remedy. The Company and the other PRPs commenced performance of the remedy. In August 1994, the U.S. EPA authorized the Company and the other PRPs to cease performing most aspects of the selected remedy. The U.S. EPA has issued a proposed Record of Decision Amendment changing portions of the cleanup remedy selected for the site. The U.S. EPA currently estimates the cost of the proposed remedy to be from $10 million to $13 million. Pursuant to an interim allocation, the Company's share of remedial costs is approximately 50%. In November 1991, Gould, Inc., the current owner of the site, filed an action, Gould Inc. v. NL Industries, Inc., No. 91-1091, United States District Court for the District of Oregon, against the Company for damages for alleged fraud in the sale of the smelter, rescission of the sale, past CERCLA response costs and a declaratory judgment allocating future response costs and punitive damages. The court granted Gould's motion to amend the complaint to add additional defendants (adjoining current and former landowners and generators). The amended complaint deletes the fraud and punitive damages claims asserted against NL; thus, the pending action is essentially one for reallocation of past and future cleanup costs. Discovery is proceeding. A trial date has been set for September 1997. The Company and the other PRPs performing the cleanup have reached settlement in principle with many of the generators and adjoining landowner defendants.

         The Company and other PRPs entered into an administrative consent order with the U.S. EPA requiring the performance of a RIFS at two sites in Cherokee County, Kansas, where the Company and others formerly mined lead and zinc. A former subsidiary of the Company mined at the Baxter Springs subsite, where it is the largest viable PRP. The final RIFS was submitted to the U.S. EPA in May 1993. In August 1994, the U.S. EPA issued its proposed plan for the
cleanup of the Baxter Springs and Treece sites in Cherokee County.   The
proposed remedy is estimated by U.S. EPA to cost $6 million.

         In January 1989, the State of Illinois brought an action against the Company and several other subsequent owners and operators of the former plant in Chicago, Illinois (People of the State of Illinois v. NL Industries, et al., No. 88-CH-11618, Circuit Court, Cook County). The complaint seeks recovery of $2.3 million of cleanup costs expended by the Illinois Environmental Protection Agency, plus penalties and treble damages. In October 1992, the Supreme Court of Illinois reversed the Appellate Division, which had affirmed the trial court's earlier dismissal of the complaint, and remanded the case for further proceedings. In December 1993, the trial court denied the State's petition to reinstate the complaint, and dismissed the case with prejudice. In November 1996, the appeals court reversed the dismissal. The U.S. EPA has issued an order to the Company to perform a removal action at the Company's former facility involved in the State of Illinois case. The Company is complying with the order.

         In 1980, the State of New York commenced litigation against the Company in connection with the operation of a plant in Colonie, New York formerly owned by the Company. Flacke v. NL Industries, Inc., No. 1842-80 ("Flacke I") and Flacke v. Federal Insurance Company and NL Industries, Inc., No. 3131-92 ("Flacke II"), New York Supreme Court, Albany County. The plant manufactured military and civilian products from depleted uranium and was acquired from the Company by the U.S. Department of Energy ("DOE") in 1984. Flacke I seeks penalties for alleged violations of New York's Environmental Conservation Law, and of a consent order entered into to resolve these alleged violations. Flacke II seeks forfeiture of a $200,000 surety bond posted in connection with the consent order, plus interest from February 1980. The Company denied liability in both actions. The litigation had been inactive from 1984 until July 1993 when the State moved for partial summary judgment for approximately $1.5 million on certain of its claims in Flacke I and for summary judgment in Flacke II. In January 1994, the Company cross-moved for summary judgment in Flacke I and Flacke II. All summary judgment motions have been denied. The Company has reached a settlement in principle with the State.

         Residents in the vicinity of the Company's former Philadelphia lead chemicals plant commenced a class action allegedly comprised of over 7,500 individuals seeking medical monitoring and damages allegedly caused by emissions from the plant. Wagner, et al. v. Anzon, Inc. and NL Industries, Inc., No. 87-4420, Court of Common Pleas, Philadelphia County. The complaint sought compensatory and punitive damages from the Company and the current owner of the plant, and alleged causes of action for, among other things, negligence, strict liability, and nuisance. A class was certified to include persons who resided, owned or rented property, or who work or have worked within up to approximately three-quarters of a mile from the plant from 1960 through the present. The Company answered the complaint, denying liability. In December 1994, the jury returned a verdict in favor of the Company. Plaintiffs appealed to the Pennsylvania Superior Court, requesting a new trial and in September 1996, the Superior Court affirmed the judgment in favor of the Company. In December 1996, plaintiffs filed a petition for allowance of appeal to the Pennsylvania Supreme Court. Plaintiffs' petition is pending. Residents also filed consolidated actions in the United States District Court for the Eastern District of Pennsylvania, Shinozaki v. Anzon, Inc. and Wagner and Antczak v. Anzon and NL Industries, Inc. Nos. 87-3441, 87-3502, 87-4137 and 87-5150.
The consolidated action is a putative class action seeking CERCLA response costs, including cleanup and medical monitoring, declaratory and injunctive relief and civil penalties for alleged violations of the Resource Conservation and Recovery Act ("RCRA"), and also asserting pendent common law claims for strict liability, trespass, nuisance and punitive damages. The court dismissed the common law claims without prejudice, dismissed two of the three RCRA claims as against the Company with prejudice, and stayed the case pending the outcome of the state court litigation.

         In July 1991, a complaint was filed in the United States District Court for the Central District of California, United States of America v. Peter Gull and NL Industries, Inc., Civ. No. 91-4098, seeking recovery of $2 million in costs incurred by the United States in response to the alleged release of hazardous substances into the environment from a facility located in Norco, California, treble damages and $1.75 million in penalties for the Company's alleged failure to comply with the U.S. EPA's administrative order No. 88-13. The order, which alleged that the Company arranged for the treatment or disposal of materials at the Norco site, directed the immediate removal of hazardous substances from the site. The Company carried out a portion of the remedy at the Norco site, but did not complete the ordered activities because it believed they were in conflict with California law. The court ruled that the Company was liable for approximately $2.7 million in response costs plus approximately $3.6 million in penalties for failure to comply with the administrative order. In April 1994, the court entered final judgment in this matter directing the Company to pay $6.3 million plus interest. Both the Company and the government have appealed. In August 1994, this matter was referred to mediation, which is pending.

         At a municipal and industrial waste disposal site in Batavia, New York, the Company and six others have been identified as PRPs. The U.S. EPA has divided the site into two operable units. Pursuant to an administrative consent order entered into with the U.S. EPA, the Company conducted a RIFS for operable unit one, the closure of the industrial waste disposal section of the landfill. The Company's RIFS costs were approximately $2 million. In June 1995, the U.S. EPA issued the record of decision for operable unit one, which is estimated by the U.S. EPA to cost approximately $12.3 million. In September 1995, the U.S. EPA and certain PRPs entered into an administrative order on consent for the remedial design phase of the remedy for operable unit one and the design phase is proceeding. The Company and other PRPs entered into an interim cost sharing arrangement for this phase of work. With respect to the second operable unit, the extension of the municipal water supply, the U.S. EPA estimated the costs at $1.2 million plus annual operation and maintenance costs. The Company and the other PRPs are performing the work comprising operable unit two. The U.S. EPA has also demanded approximately $.9 million in past costs from the PRPs.

         See Item 1.  "Business - Regulatory and Environmental Matters."

  OTHER LITIGATION

         Rhodes, et al. v. ACF Industries, Inc., et al. (Circuit Court of Putnam County, West Virginia, No. 95-C-261). Twelve plaintiffs brought this action against the Company and various other defendants in July 1995. Plaintiffs allege that they were employed by demolition and disposal contractors, and claim that as a result of the defendants' negligence they were exposed to asbestos during demolition and disposal of materials from defendants' premises in West Virginia. Plaintiffs allege personal injuries and seek compensatory damages totaling $18.5 million and punitive damages totaling $55.5 million. The Company has filed an answer denying plaintiffs' allegations. Discovery is proceeding.

         The Company has been named as a defendant in various lawsuits alleging personal injuries as a result of exposure to asbestos in connection with formerly-owned operations. Various of these actions remain pending. One such case, In re: Monongalia Mass II, (Circuit Court of Monongalia County, West Virginia, Nos. 93-C-362, et al.), involves the consolidated claims of approximately 3,100 plaintiffs. The Company intends to defend these matters vigorously.

         Plaintiff brought the complaint in Frank D. Seinfeld v. Harold C. Simmons, et al. (Superior Court of New York, Bergen County, Chancery Division, No. C-336-96) in September 1996 on behalf of himself and derivatively, on behalf of NL, against the Company, Valhi and certain current and former members of the Company's Board of Directors. The complaint alleges, among other things, that the Company's purchase of shares in an August 1991 "Dutch auction" tender offer was an unfair and wasteful expenditure of the Company's funds that constituted a breach of the defendants' fiduciary duties to the Company's shareholders. Plaintiff seeks, among other things, to rescind the Company's purchase of approximately 10.9 million shares of its common stock from Valhi pursuant to the Dutch auction, and plaintiff has stated that damages sought are $149 million. The Company and the other defendants have answered the complaint and have denied all allegations of wrongdoing. The Company believes, and understands that each of the other defendants believes, that the complaint is without merit. The Company intends, and believes that each of the other defendants intends, to defend the action vigorously. Trial is scheduled to begin in November 1997.

         The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its present and former businesses, and the disposition of past properties and former businesses.

                              NL INDUSTRIES, INC.

                           ANNUAL REPORT ON FORM 10-K

                            Items 8, 14(a) and 14(d)

                  Index of Financial Statements and Schedules



Financial Statements                                                                         Pages
--------------------                                                                         -----
  Report of Independent Accountants                                                           F-2

  Consolidated Balance Sheets - December 31, 1995 and 1996                                    F-3 / F-4

  Consolidated Statements of Operations - Years ended
   December 31, 1994, 1995 and 1996                                                           F-5

  Consolidated Statements of Shareholders' Deficit - Years
   ended December 31, 1994, 1995 and 1996                                                     F-6

  Consolidated Statements of Cash Flows - Years ended
   December 31, 1994, 1995 and 1996                                                           F-7 / F-9

  Notes to Consolidated Financial Statements                                                  F-10 / F-36


Financial Statement Schedules
-----------------------------

  Report of Independent Accountants                                                           S-1

  Schedule I - Condensed Financial Information of Registrant                                  S-2 / S-7

  Schedule II - Valuation and qualifying accounts                                             S-8

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors of NL Industries, Inc.:

         We have audited the accompanying consolidated balance sheets of NL Industries, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NL Industries, Inc. as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





                                        COOPERS & LYBRAND L.L.P.

Houston, Texas
February 7, 1997

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1995 and 1996

                     (In thousands, except per share data)



              ASSETS
                                                                                         1995                 1996
                                                                                         ----                 ----
Current assets:
  Cash and cash equivalents, including
   restricted cash of $10,104 and $10,895                                              $  141,333           $  114,115
  Accounts and notes receivable, less
   allowance of $4,039 and $3,813                                                         147,428              138,538
  Refundable income taxes                                                                   4,941                9,267
  Inventories                                                                             251,630              232,510
  Prepaid expenses                                                                          3,217                4,219
  Deferred income taxes                                                                     2,522                1,597
                                                                                       ----------           ----------

      Total current assets                                                                551,071              500,246
                                                                                       ----------           ----------


Other assets:
  Marketable securities                                                                    20,944               23,718
  Investment in joint ventures                                                            185,893              181,479
  Prepaid pension cost                                                                     22,576               24,821
  Deferred income taxes                                                                       788                  223
  Other                                                                                    31,165               24,825
                                                                                       ----------           ----------

      Total other assets                                                                  261,366              255,066
                                                                                       ----------           ----------


Property and equipment:
  Land                                                                                     22,902               21,963
  Buildings                                                                               166,349              165,479
  Machinery and equipment                                                                 648,458              660,333
  Mining properties                                                                        97,190               95,891
  Construction in progress                                                                 11,187               13,231
                                                                                       ----------           ----------
                                                                                          946,086              956,897

  Less accumulated depreciation and depletion                                             486,870              490,851
                                                                                       ----------           ----------

      Net property and equipment                                                          459,216              466,046
                                                                                       ----------           ----------

                                                                                       $1,271,653           $1,221,358
                                                                                       ==========           ==========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                           December 31, 1995 and 1996

                     (In thousands, except per share data)



   LIABILITIES AND SHAREHOLDERS' DEFICIT
                                                                                          1995                 1996
                                                                                          ----                 ----
Current liabilities:
  Notes payable                                                                         $   39,247          $   25,732
  Current maturities of long-term debt                                                      43,369              91,946
  Accounts payable and accrued liabilities                                                 165,985             153,904
  Payable to affiliates                                                                     10,181              10,204
  Income taxes                                                                              40,088               5,664
  Deferred income taxes                                                                      3,555               2,895
                                                                                        ----------          ----------

      Total current liabilities                                                            302,425             290,345
                                                                                        ----------          ----------

Noncurrent liabilities:
  Long-term debt                                                                           740,334             737,100
  Deferred income taxes                                                                    157,192             151,221
  Accrued pension cost                                                                      69,311              57,941
  Accrued postretirement benefits cost                                                      60,235              55,935
  Other                                                                                    148,511             132,048
                                                                                        ----------          ----------

      Total noncurrent liabilities                                                       1,175,583           1,134,245
                                                                                        ----------          ----------

Minority interest                                                                            3,066                 249
                                                                                        ----------          ----------

Shareholders' deficit:
  Preferred stock - 5,000 shares authorized,
   no shares issued or outstanding                                                            -                   -
  Common stock - $.125 par value; 150,000
   shares authorized; 66,839 shares issued                                                   8,355               8,355
  Additional paid-in capital                                                               759,281             759,281
  Adjustments:
    Currency translation                                                                  (126,934)           (118,629)
    Pension liabilities                                                                     (1,908)             (1,822)
    Marketable securities                                                                     (525)              1,278
  Accumulated deficit                                                                     (481,432)           (485,948)
  Treasury stock, at cost (15,748 and 15,721
   shares)                                                                                (366,258)           (365,996)
                                                                                        ----------          ----------

      Total shareholders' deficit                                                         (209,421)           (203,481)
                                                                                        ----------          ----------

                                                                                        $1,271,653          $1,221,358
                                                                                        ==========          ==========

Commitments and contingencies (Notes 13 and 17)





          See accompanying notes to consolidated financial statements.

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  Years ended December 31, 1994, 1995 and 1996

                     (In thousands, except per share data)



                                                                       1994                1995                 1996
                                                                       ----                ----                 ----
Revenues and other income:
  Net sales                                                          $887,954           $1,023,939          $  986,074
  Other, net                                                           44,828               22,241              30,480
                                                                     --------           ----------          ----------

                                                                      932,782            1,046,180           1,016,554
                                                                     --------           ----------          ----------
Costs and expenses:
  Cost of sales                                                       649,745              676,184             738,438
  Selling, general and administrative                                 212,516              189,477             177,464
  Interest                                                             83,926               81,617              75,039
                                                                     --------           ----------          ----------
                                                                      946,187              947,278             990,941
                                                                     --------           ----------          ----------
    Income (loss) before income
     taxes and minority interest                                      (13,405)              98,902              25,613

Income tax expense                                                      9,734               12,671              14,833
                                                                     --------           ----------          ----------
    Income (loss) before minority
     interest                                                         (23,139)              86,231              10,780

Minority interest                                                         843                  622                 (37)
                                                                     --------           ----------          ----------
     Net income (loss)                                               $(23,982)          $   85,609          $   10,817
                                                                     ========           ==========          ==========


Net income (loss) per share of common
 stock and common stock equivalents                                  $   (.47)          $     1.66          $      .21
                                                                     ========           ==========          ==========

Weighted average common shares and
 common stock equivalents outstanding                                  51,022               51,512              51,350
                                                                     ========           ==========          ==========





          See accompanying notes to consolidated financial statements.

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                  Years ended December 31, 1994, 1995 and 1996

                                 (In thousands)





                                                                 Adjustments
                                         Additional -----------------------------------
                                 Common   paid-in    Currency    Pension   Marketable Accumulated  Treasury
                                  stock   capital translation  liabilities securities  deficit      stock      Total
                               -------  ---------- ---------     -------    -------   ---------  ---------   ---------
Balance at December 31, 1993   $8,355    $759,281  $(115,803)    $(3,442)   $(2,164)  $(543,059) $(367,963)  $(264,795)

Net loss                         -           -          -           -          -        (23,982)      -        (23,982)
Treasury stock reissued          -           -          -           -          -           -         1,427       1,427
Adjustments                      -           -        (9,691)      1,807      2,152        -          -         (5,732)
                               ------    --------  ---------     -------    -------   ---------  ---------   ---------

Balance at December 31, 1994    8,355     759,281   (125,494)     (1,635)       (12)   (567,041)  (366,536)   (293,082)

Net income                       -           -          -           -          -         85,609       -         85,609
Treasury stock reissued          -           -          -           -          -           -           278         278
Adjustments                      -           -        (1,440)       (273)      (513)       -          -         (2,226)
                               ------    --------  ---------     -------    -------   ---------  ---------   ---------

Balance at December 31, 1995    8,355     759,281   (126,934)     (1,908)      (525)   (481,432)  (366,258)   (209,421)

Net income                       -           -          -           -          -         10,817       -         10,817
Common dividends declared -
 $.30 per share                  -           -          -           -          -        (15,333)      -        (15,333)
Treasury stock reissued          -           -          -           -          -           -           262         262
Adjustments                      -           -         8,305          86      1,803        -          -         10,194
                               ------    --------  ---------     -------    -------   ---------  ---------   ---------

Balance at December 31, 1996   $8,355    $759,281  $(118,629)    $(1,822)   $ 1,278   $(485,948) $(365,996)  $(203,481)
                               ======    ========  =========     =======    =======   =========  =========   =========





          See accompanying notes to consolidated financial statements.

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1994, 1995 and 1996

                                 (In thousands)



                                                                       1994                1995                1996
                                                                       ----                ----                ----
Cash flows from operating activities:
  Net income (loss)                                                   $(23,982)           $ 85,609            $ 10,817
  Depreciation, depletion and
   amortization                                                         34,592              38,989              39,664
  Noncash interest expense                                              18,071              19,396              20,959
  Deferred income taxes                                                 11,907             (29,248)              2,802
  Minority interest                                                        843                 622                 (37)
  Net (gains) losses from:
    Securities transactions                                              1,220              (1,175)               -
    Disposition of property and
     equipment                                                           1,981               2,713               2,312
  Pension cost, net                                                     (2,753)             (7,248)            (12,893)
  Other postretirement benefits, net                                    (3,437)             (4,169)             (5,086)
  Other, net                                                                68                (477)               (126)
                                                                      --------            --------            --------

                                                                        38,510             105,012              58,412

  Change in assets and liabilities:
    Accounts and notes receivable                                      (13,152)             (1,483)              2,798
    Inventories                                                         17,778             (57,378)              8,401
    Prepaid expenses                                                     3,221               1,148              (1,426)
    Accounts payable and accrued
     liabilities                                                       (17,343)            (17,700)             (3,311)
    Income taxes                                                       109,243              14,861             (39,424)
    Accounts with affiliates                                            (2,024)             (4,059)              3,229
    Other noncurrent assets                                              2,219               1,587                 684
    Other noncurrent liabilities                                        28,706               3,233             (12,825)
    Marketable trading securities:
      Purchases                                                           (870)               (762)               -
      Dispositions                                                      15,530              27,102                -
                                                                      --------            --------            --------

    Net cash provided by operating
     activities                                                        181,818              71,561              16,538
                                                                      --------            --------            --------

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                  Years ended December 31, 1994, 1995 and 1996

                                 (In thousands)



                                                                       1994                1995                 1996
                                                                       ----                ----                 ----
Cash flows from investing activities:
  Capital expenditures                                             $ (36,931)             $(64,196)           $(66,906)
  Purchase of minority interest                                         -                     -                 (5,168)
  Investment in joint ventures, net                                    3,133                 1,793               4,359
  Proceeds from disposition of
   property and equipment                                                598                   182                 108
  Other, net                                                             362                  -                   -
                                                                   ---------              --------            --------

      Net cash used by investing
       activities                                                    (32,838)              (62,221)            (67,607)
                                                                   ---------              --------            --------

Cash flows from financing activities:
  Indebtedness:
    Borrowings                                                        44,490                57,556              97,503
    Principal payments                                              (175,886)              (61,128)            (55,403)
  Dividends paid                                                        -                     -                (15,333)
  Other, net                                                            (742)                  264                (202)
                                                                   ---------              --------            --------

      Net cash provided (used) by
       financing activities                                         (132,138)               (3,308)             26,565
                                                                   ---------              --------            --------

      Net change during the year from
       operating, investing and
       financing activities                                        $  16,842              $  6,032            $(24,504)
                                                                   =========              ========            ========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                  Years ended December 31, 1994, 1995 and 1996

                                 (In thousands)



                                                                          1994               1995              1996
                                                                          ----               ----              ----
Cash and cash equivalents:
  Net change during the year from:
    Operating, investing and financing
     activities                                                         $  16,842          $  6,032           $(24,504)
    Currency translation                                                    7,689             4,177             (2,714)
                                                                        ---------          --------           --------

                                                                           24,531            10,209            (27,218)
  Balance at beginning of year                                            106,593           131,124            141,333
                                                                        ---------          --------           --------

  Balance at end of year                                                $ 131,124          $141,333           $114,115
                                                                        =========          ========           ========

Supplemental disclosures - cash paid
 (received) for:
  Interest, net of amounts capitalized                                  $  66,801          $ 62,078           $ 51,678
  Income taxes, net                                                      (111,418)           27,965             50,400





          See accompanying notes to consolidated financial statements.

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION:

         NL Industries, Inc. conducts its operations primarily through its wholly-owned subsidiaries, Kronos, Inc. (titanium dioxide pigments or "TiO2") and Rheox, Inc. (specialty chemicals).

         Valhi, Inc. and Tremont Corporation, each affiliates of Contran Corporation, hold 56% and 18%, respectively, of NL's outstanding common stock. Contran holds, directly or through subsidiaries, approximately 91% of Valhi's and 44% of Tremont's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of the children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Mr. Simmons, the Chairman of the Board of NL and the Chairman of the Board, President, and Chief Executive Officer of Contran and Valhi and a director of Tremont, may be deemed to control each of such companies.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation and management's estimates

         The accompanying consolidated financial statements include the accounts of NL and its majority-owned subsidiaries (collectively, the "Company"). All material intercompany accounts and balances have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Ultimate actual results may in some instances differ from previously estimated amounts.

Translation of foreign currencies

         Assets and liabilities of subsidiaries whose functional currency is deemed to be other than the U.S. dollar are translated at year-end rates of exchange and revenues and expenses are translated at weighted average exchange rates prevailing during the year. Resulting translation adjustments and the related income tax effects are accumulated in the currency translation adjustment component of shareholders' deficit. Currency transaction gains and losses are recognized in income currently.

Cash and cash equivalents

         Cash equivalents, including restricted cash, include U.S. Treasury securities purchased under short-term agreements to resell, bank deposits, and government and commercial notes and bills with original maturities of three months or less. Restricted cash of approximately $6 million in 1995 and 1996 is restricted under the Company's joint venture indebtedness agreement and restricted cash of approximately $4 million in 1995 and $5 million in 1996 secures undrawn letters of credit.

Marketable securities and securities transactions

         Marketable securities are classified as either "available-for-sale" or "trading" and are carried at market based on quoted market prices. Unrealized gains and losses on trading securities are recognized in income currently. Unrealized gains and losses on available-for-sale securities, and the related deferred income tax effects, are accumulated in the marketable securities adjustment component of shareholders' deficit. See Note 4. Realized gains or losses are computed based on specific identification of the securities sold.

Inventories

         Inventories are stated at the lower of cost (principally average cost) or market. Amounts are removed from inventories at average cost.

Investment in joint ventures

         Investments in 20% to 50%-owned entities are accounted for by the equity method.

Intangible assets

         Intangible assets, included in other noncurrent assets, are amortized by the straight-line method over the periods expected to be benefitted, not exceeding ten years.

Property, equipment, depreciation and depletion

         Property and equipment are stated at cost. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs. Maintenance, repairs and minor renewals are expensed; major improvements are capitalized.

         Depreciation is computed principally by the straight-line method over the estimated useful lives of ten to forty years for buildings and three to twenty years for machinery and equipment. Depletion of mining properties is computed by the unit-of-production and straight-line methods.

Long-term debt

         Long-term debt is stated net of unamortized original issue discount ("OID"). OID is amortized over the period during which cash interest payments are not required and deferred financing costs are amortized over the term of the applicable issue, both by the interest method.

Employee benefit plans

         Accounting and funding policies for retirement plans and postretirement benefits other than pensions ("OPEB") are described in Note 11.

         The Company accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. Compensation cost recognized by the Company in accordance with APBO No. 25 has not been significant in each of the past three years.

Environmental remediation costs

         Environmental remediation costs are accrued when estimated future expenditures are probable and reasonably estimable. The estimated future expenditures are not discounted to present value. Recoveries of remediation costs from other parties, if any, are reported as receivables when their receipt is deemed probable. At December 31, 1995 and 1996, no receivables for recoveries have been recognized.

         The Company will adopt the recognition and disclosure requirements of AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities," in the first quarter of 1997. The new rule, among other things, expands the types of costs which must be considered in determining environmental remediation accruals. As a result of adopting the new Statement of Position, the Company expects to recognize a noncash cumulative charge of approximately $30 million in the first quarter of 1997. The charge is not expected to materially change the Company's 1997 tax expense due to existing net operating losses for which no benefit is expected to be recognized. Such charge is comprised primarily of estimated future undiscounted expenditures associated with managing and monitoring existing environmental remediation sites. The expenditures consist principally of legal and professional fees, but do not include litigation defense costs with respect to situations in which the Company asserts that no liability exists. Currently, such expenditures are expensed as incurred.

Net sales

         Sales are recognized as products are shipped.

Income taxes

         Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in subsidiaries and unconsolidated affiliates not included in the

Company's U.S. tax group (the "NL Tax Group"). The Company periodically evaluates its deferred tax assets and adjusts any related valuation allowance. The Company's valuation allowance is equal to the amount of deferred tax assets which the Company believes do not meet the "more-likely-than-not" realization criteria.

Income (loss) per share of common stock

         Income (loss) per share of common stock is based on the weighted average number of common shares and equivalents outstanding. Common stock equivalents, consisting of nonqualified stock options, are excluded from the computation when their effect is antidilutive.

NOTE 3 - BUSINESS AND GEOGRAPHIC SEGMENTS:

         The Company's operations are conducted in two business segments - TiO2 conducted by Kronos and specialty chemicals conducted by Rheox. Titanium dioxide pigments are used to impart whiteness, brightness and opacity to a wide variety of products, including paints, plastics, paper, fibers and ceramics. Specialty chemicals include rheological additives which control the flow and leveling characteristics of a variety of products, including paints, inks, lubricants, sealants, adhesives and cosmetics. General corporate assets consist principally of cash, cash equivalents and marketable securities. At December 31, 1995 and 1996, the net assets of non-U.S. subsidiaries included in consolidated net assets approximated $121 million and $124 million, respectively.

                                                                                Years ended December 31,
                                                                          -----------------------------------
                                                                      1994                1995                 1996
                                                                      ----                ----                 ----
                                                                                    (In thousands)
Business segments

  Net sales:
    Kronos                                                          $ 770,077           $  894,149            $851,179
    Rheox                                                             117,877              129,790             134,895
                                                                    ---------           ----------            --------

                                                                    $ 887,954           $1,023,939            $986,074
                                                                    =========           ==========            ========

  Operating income:
    Kronos                                                          $  80,515           $  161,175            $ 71,606
    Rheox                                                              30,837               38,544              41,767
                                                                    ---------           ----------            --------

                                                                      111,352              199,719             113,373

  General corporate income (expense):
    Securities earnings                                                 3,855                7,419               4,708
    Expenses, net                                                     (44,686)             (26,619)            (17,429)
    Interest expense                                                  (83,926)             (81,617)            (75,039)
                                                                    ---------           ----------            --------

                                                                    $ (13,405)          $   98,902            $ 25,613
                                                                    =========           ==========            ========

  Capital expenditures:
    Kronos                                                          $  34,522           $   60,699            $ 64,201
    Rheox                                                               2,283                3,464               2,665
    General corporate                                                     126                   33                  40
                                                                    ---------           ----------            --------

                                                                    $  36,931           $   64,196            $ 66,906
                                                                    =========           ==========            ========

                                                                                Years ended December 31,
                                                                          -----------------------------------
                                                                      1994                1995                 1996
                                                                      ----                ----                 ----
                                                                                    (In thousands)
  Depreciation, depletion and
   amortization:
    Kronos                                                          $  31,156           $   35,706            $ 36,295
    Rheox                                                               3,153                3,089               3,175
    General corporate                                                     283                  194                 194
                                                                    ---------           ----------            --------

                                                                    $  34,592           $   38,989            $ 39,664
                                                                    =========           ==========            ========

Geographic areas

  Net sales - point of origin:
    United States                                                   $ 303,475           $  339,568           $ 348,071
    Europe                                                            587,291              703,206             653,828
    Canada                                                            122,957              139,341             139,346
    Eliminations                                                     (125,769)            (158,176)           (155,171)
                                                                    ---------           ----------           ---------

                                                                    $ 887,954           $1,023,939           $ 986,074
                                                                    =========           ==========           =========

  Net sales - point of destination:
    United States                                                   $ 238,568           $  258,850           $ 273,110
    Europe                                                            468,915              580,794             523,667
    Canada                                                             64,374               60,472              56,436
    Other                                                             116,097              123,823             132,861
                                                                    ---------           ----------           ---------

                                                                    $ 887,954           $1,023,939           $ 986,074
                                                                    =========           ==========           =========

  Operating income:
    United States                                                   $  49,358           $   75,650           $  71,914
    Europe                                                             50,273              103,096              27,971
    Canada                                                             11,721               20,973              13,488
                                                                    ---------           ----------           ---------

                                                                    $ 111,352           $  199,719           $ 113,373
                                                                    =========           ==========           =========




                                                                                     December 31,
                                                                         -----------------------------------
                                                                      1994                1995                 1996
                                                                      ----                ----                 ----
                                                                                   (In thousands)

Identifiable assets

  Business segments:
    Kronos                                                         $  950,200           $1,063,369          $1,064,285
    Rheox                                                              83,176               83,620              90,095
    General corporate                                                 129,034              124,664              66,978
                                                                   ----------           ----------          ----------

                                                                   $1,162,410           $1,271,653          $1,221,358
                                                                   ==========           ==========          ==========

  Geographic segments:
    United States                                                  $  308,017           $  311,374          $  303,547
    Europe                                                            594,921              690,353             718,626
    Canada                                                            130,438              145,262             132,207
    General corporate                                                 129,034              124,664              66,978
                                                                   ----------           ----------          ----------

                                                                   $1,162,410           $1,271,653          $1,221,358
                                                                   ==========           ==========          ==========

NOTE 4 - MARKETABLE SECURITIES AND SECURITIES TRANSACTIONS:

                                                                                                  December 31,
                                                                                             ---------------------
                                                                                              1995              1996
                                                                                              ----              ----
                                                                                                (In thousands)
Available-for-sale securities - noncurrent
 marketable equity securities:
  Unrealized gains                                                                           $ 1,962           $ 3,516
  Unrealized losses                                                                           (2,770)           (1,550)
  Cost                                                                                        21,752            21,752
                                                                                             -------           -------

      Aggregate market                                                                       $20,944           $23,718
                                                                                             =======           =======


                                                                                   Years ended December 31,
                                                                                ------------------------------
                                                                            1994              1995              1996
                                                                            ----              ----              ----
                                                                                         (In thousands)
Securities transactions gains (losses)
 on trading securities:
  Unrealized                                                               $(1,177)           $1,125            $ -
  Realized                                                                     (43)               50              -
                                                                           -------            ------            ------

                                                                           $(1,220)           $1,175            $ -
                                                                           =======            ======            ======

NOTE 5 - INVENTORIES:

                                                                                                 December 31,
                                                                                             -------------------
                                                                                            1995              1996
                                                                                            ----              ----
                                                                                               (In thousands)
Raw materials                                                                             $ 35,075            $ 43,284
Work in process                                                                              9,132              10,356
Finished products                                                                          172,330             142,091
Supplies                                                                                    35,093              36,779
                                                                                          --------            --------

                                                                                          $251,630            $232,510
                                                                                          ========            ========

NOTE 6 - INVESTMENT IN JOINT VENTURES:

                                                                                                 December 31,
                                                                                            ---------------------
                                                                                           1995                1996
                                                                                           ----                ----
                                                                                               (In thousands)
TiO2 manufacturing joint venture                                                          $183,129            $179,195
Other                                                                                        2,764               2,284
                                                                                          --------            --------

                                                                                          $185,893            $181,479
                                                                                          ========            ========

         Kronos Louisiana, Inc. ("KLA"), a wholly-owned subsidiary of Kronos, owns a 50% interest in Louisiana Pigment Company, L.P. ("LPC"). LPC is a manufacturing joint venture that is also 50%-owned by Tioxide Group, Ltd., a wholly- owned subsidiary of Imperial Chemicals Industries PLC ("Tioxide"). LPC owns and operates a chloride-process TiO2 plant in Lake Charles, Louisiana.

         LPC has long-term debt that is collateralized by the partnership interests of the partners and substantially all of the assets of LPC. The long-term debt consists of two tranches, one attributable to each partner, and each tranche is serviced through (i) the purchase of the plant's TiO2 output in equal quantities by the partners and (ii) cash capital contributions. KLA is required to purchase one-half of the TiO2 produced by LPC. KLA's tranche of LPC's debt is reflected as outstanding indebtedness of the Company because Kronos has guaranteed the purchase obligation relative to the debt service of its tranche. See Note 10.

         LPC is intended to be operated on a break-even basis and, accordingly, Kronos' transfer price for its share of the TiO2 produced is equal to its share of LPC's production costs and interest expense. Kronos' share of the production costs are reported as cost of sales as the related TiO2 acquired from LPC is sold, and its share of the interest expense is reported as a component of interest expense.

         Summary balance sheets of LPC are shown below.

                                                                                                 December 31,
                                                                                           -----------------------
                                                                                           1995               1996
                                                                                           ----               ----
             ASSETS                                                                             (In thousands)
Current assets                                                                            $ 49,398            $ 47,861
Other assets                                                                                 1,553               1,224
Property and equipment, net                                                                335,254             325,617
                                                                                          --------            --------

                                                                                          $386,205            $374,702
                                                                                          ========            ========

   LIABILITIES AND PARTNERS' EQUITY

Long-term debt, including current portion:
  Kronos tranche                                                                          $ 73,286            $ 57,858
  Tioxide tranche                                                                           59,400              16,800
  Note payable to Tioxide                                                                     -                 21,000
Other liabilities, primarily current                                                        17,719              14,084
                                                                                          --------            --------
                                                                                           150,405             109,742

Partners' equity                                                                           235,800             264,960
                                                                                          --------            --------

                                                                                          $386,205            $374,702
                                                                                          ========            ========

         Summary income statements of LPC are shown below.



                                                                                  Years ended December 31,
                                                                               ------------------------------
                                                                            1994             1995              1996
                                                                            ----             ----              ----
                                                                                       (In thousands)
Revenues and other income:
  Kronos                                                                  $ 70,492          $ 76,365          $ 74,916
  Tioxide                                                                   67,218            75,241            73,774
  Interest income                                                              462               653               518
                                                                          --------          --------          --------

                                                                           138,172           152,259           149,208
                                                                          --------          --------          --------
Cost and expenses:
  Cost of sales                                                            126,972           140,103           140,361
  General and administrative                                                   572               385               377
  Interest                                                                  10,628            11,771             8,470
                                                                          --------          --------          --------

                                                                           138,172           152,259           149,208
                                                                          --------          --------          --------

    Net income                                                            $   -             $   -             $   -
                                                                          ========          ========          ========

NOTE 7 - OTHER NONCURRENT ASSETS:

                                                                                                  December 31,
                                                                                              -------------------
                                                                                             1995              1996
                                                                                             ----              ----
                                                                                                (In thousands)
Intangible assets, net of accumulated
 amortization of $20,562 and $22,207                                                         $11,803           $ 7,939
Deferred financing costs, net                                                                 13,199             9,791
Other                                                                                          6,163             7,095
                                                                                             -------           -------

                                                                                             $31,165           $24,825
                                                                                             =======           =======

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

                                                                                                  December 31,
                                                                                              -------------------
                                                                                             1995              1996
                                                                                             ----              ----
                                                                                                (In thousands)
Accounts payable                                                                           $ 68,734           $ 60,648
                                                                                           --------           --------
Accrued liabilities:
  Employee benefits                                                                          49,884             34,618
  Environmental costs                                                                         6,000              6,000
  Interest                                                                                    6,633              9,429
  Miscellaneous taxes                                                                         2,557              4,073
  Other                                                                                      32,177             39,136
                                                                                           --------           --------

                                                                                             97,251             93,256
                                                                                           --------           --------

                                                                                           $165,985           $153,904
                                                                                           ========           ========

NOTE 9 - OTHER NONCURRENT LIABILITIES:

                                                                                                  December 31,
                                                                                            -----------------------
                                                                                            1995               1996
                                                                                            ----               ----
                                                                                               (In thousands)
Environmental costs                                                                        $112,827           $106,849
Employee benefits                                                                            13,148             11,960
Insurance claims expense                                                                     12,088             11,673
Deferred technology fee income                                                                8,456               -
Other                                                                                         1,992              1,566
                                                                                           --------           --------

                                                                                           $148,511           $132,048
                                                                                           ========           ========

NOTE 10 - NOTES PAYABLE AND LONG-TERM DEBT:

                                                                                                  December 31,
                                                                                            -----------------------
                                                                                            1995               1996
                                                                                            ----               ----
                                                                                               (In thousands)
Notes payable (DM 56,000 and DM 40,000,
 respectively)                                                                             $ 39,247           $ 25,732
                                                                                           ========           ========


Long-term debt:
  NL Industries:
    11.75% Senior Secured Notes                                                            $250,000           $250,000
    13% Senior Secured Discount Notes                                                       132,034            149,756
                                                                                           --------           --------

                                                                                            382,034            399,756
                                                                                           --------           --------
  Kronos:
    DM bank credit facility (DM 397,610 and
     DM 539,971, respectively)                                                              276,895            347,362
    LPC term loan                                                                            73,286             57,858
    Other                                                                                    13,672              9,125
                                                                                           --------           --------

                                                                                            363,853            414,345
                                                                                           --------           --------
  Rheox:
    Bank term loan                                                                           37,263             14,659
    Other                                                                                       553                286
                                                                                           --------           --------

                                                                                             37,816             14,945
                                                                                           --------           --------

                                                                                            783,703            829,046
  Less current maturities                                                                    43,369             91,946
                                                                                           --------           --------

                                                                                           $740,334           $737,100
                                                                                           ========           ========

         The Company's $250 million principal amount of 11.75% Senior Secured Notes due 2003 and $188 million principal amount at maturity ($100 million proceeds at issuance) of 13% Senior Secured Discount Notes due 2005 (collectively, the "Notes") are collateralized by a series of intercompany notes from Kronos International, Inc. ("KII"), a wholly-owned subsidiary of Kronos, to NL, the interest rate and payment terms of which mirror those of the respective Notes (the "Mirror Notes"). The Senior Secured Notes are also collateralized by a first priority lien on the stock of Kronos and a second priority lien on the stock of Rheox. In the event of foreclosure, the Note holders would have access to the consolidated assets, earnings and equity of the Company. The Company believes the collateralization of the Notes, as described above, is the functional economic equivalent to a full, unconditional and joint and several guarantee of the Notes by Kronos and Rheox.

         The Senior Secured Notes and the Senior Secured Discount Notes are redeemable, at the Company's option, after October 2000 and October 1998, respectively. The redemption prices range from 101.5% (starting October 2000) declining to 100% (after October 2001) of the principal amount for the Senior Secured Notes and range from 106% (starting October 1998) declining to 100% (after October 2001) of the accreted value of the Senior Secured Discount Notes. In the event of a Change of Control, as defined, the Company would be required to make an offer to purchase the Notes at 101% of the principal amount of the Senior Secured Notes and 101% of the accreted value of the Senior Secured Discount Notes. The Notes are issued pursuant to indentures which contain a number of covenants and restrictions which, among other things, restrict the ability of the Company and its subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. At December 31, 1996, no amounts were available for payment of dividends pursuant to the terms of the indentures. The Senior Secured Discount Notes do not require cash interest payments through October 1998. The net carrying value of the Senior Secured Discount Notes per $100 principal amount at maturity was $70.42 and $79.87 at December 31, 1995 and 1996, respectively. At December 31, 1996, the quoted market price of the Senior Secured Notes was $106.08 per $100 principal amount and the quoted market price of the Senior Secured Discount Notes was $86.34 per $100 principal amount (1995 - $107.06 and $80.95, respectively).

         At December 31, 1996, the DM credit facility consists of a DM 396 million term loan and a DM 250 million revolving credit facility, of which DM 144 million is outstanding. Borrowings bear interest at DM LIBOR plus 1.625% (5.5% and 4.76% at December 31, 1995 and 1996, respectively), and are collateralized by the stock of certain KII subsidiaries. In January 1997, the Company completed an amendment to the DM credit facility in which the Company prepaid a net DM 207 million ($127 million) of the term loan and DM 43 million ($26 million) of the revolver, leaving DM 188 million and DM 100 million outstanding, respectively. In addition, the aggregate amount available for borrowing under the revolver was reduced to DM 230 million. The majority of the cash generated from a refinancing of the Rheox term loan, discussed below, was used for a portion of such prepayments. As amended, the term loan is due in 1998 and 1999 and the revolver is due in 2000, borrowings bear interest at DM LIBOR plus 2.75%, additional collateral in the form of pledges of certain Canadian and German assets was granted and NL has guaranteed the facility.

         At December 31, 1996, Rheox's term loan is due in quarterly installments through December 1997, and is collateralized principally by the stock of Rheox and its U.S. subsidiaries. The term loan bears interest, at Rheox's option, at the prime rate plus 1.5% or LIBOR plus 2.5% (1995 - 8.3% with LIBOR rate borrowings; 1996 - 9.8% with prime rate borrowings). In January 1997, the Company completed a refinancing of this facility which increased the term loan to $125 million and provided for a $25 million revolving facility, generating a net $135 million in cash proceeds and credit availability. As amended, the term loan is due in quarterly installments commencing in September 1997 through January 2004 and the revolver is due no later than January 2004. The margin on LIBOR-based borrowings will range from .75% to 1.75%, depending upon the level of a certain Rheox financial ratio.

         After giving effect for the Rheox term loan and the amendment to the DM credit facility, unused lines of credit available for borrowing under the Rheox U.S. facility and under the Company's non-U.S. credit facilities, including the DM facility, approximated $9 million and $102 million, respectively, at December 31, 1996.

         Borrowings under KLA's tranche of LPC's term loan bear interest at U.S. LIBOR plus 1.625% (7.315% and 7.245% at December 31, 1995 and 1996,
respectively) and are repayable in quarterly installments through September 2000. See Note 6.

         Notes payable at December 31, 1995 and 1996 consists of DM 56 million and DM 40 million, respectively, of short-term borrowings due within one year from non-U.S. banks with interest rates ranging from 4.25% to 4.856% in 1995 and from 3.25% to 3.70% in 1996.

         The aggregate maturities of long-term debt at December 31, 1996 on a historical and a pro forma basis, giving effect for the January 1997 refinancing described above, are shown in the table below.

Years ending December 31,                                                              Historical           Pro forma
-------------------------                                                              ----------           ---------
                                                                                               (In thousands)
         1997                                                                             $ 91,946            $ 28,152
         1998                                                                              103,938              65,040
         1999                                                                              133,295             120,609
         2000                                                                               11,855              26,855
         2001                                                                                  215              22,715
         2002 and thereafter                                                               525,541             567,937
                                                                                          --------            --------
                                                                                           866,790             831,308
         Less unamortized original issue discount
          on the Senior Secured Discount Notes                                              37,744              37,744
                                                                                          --------            --------
                                                                                          $829,046            $793,564
                                                                                          ========            ========

NOTE 11 - EMPLOYEE BENEFIT PLANS:

Company-sponsored pension plans

         The Company maintains various defined benefit and defined contribution pension plans covering substantially all employees. Personnel employed by non-U.S. subsidiaries are covered by separate plans in their respective countries and U.S. employees are covered by various plans including the Retirement Programs of NL Industries, Inc. (the "NL Pension Plan").

         A majority of U.S. employees are eligible to participate in a contributory savings plan. The Company partially matches employee contributions to the Plan, and, beginning April 1996, the Company contributes to each employee's account an amount equal to approximately 3% of the employee's annual eligible earnings. The Company also has an unfunded defined contribution plan covering certain executives, and contributions are based on a formula involving eligible earnings. The Company's expense related to these plans was $.8 million in 1994, and $1.2 million in 1995 and $1.3 million in 1996.

         Defined pension benefits are generally based upon years of service and compensation under fixed-dollar, final pay or career average formulas, and the related expenses are based upon independent actuarial valuations. The funding policy for U.S. defined benefit plans is to contribute amounts which satisfy funding requirements of the Employee Retirement Income Security Act of 1974, as amended, and the Retirement Protection Act of 1994. Non-U.S. defined benefit pension plans are funded in accordance with applicable statutory requirements.

         Certain actuarial assumptions used in measuring the defined benefit pension assets, liabilities and expenses are presented below.

                                                                   Years ended December 31,
                                                        ---------------------------------------------
                                                        1994                1995                 1996
                                                        ----                ----                 ----
                                                                         (Percentages)
 Discount rate                                          8.5              7.0 to 8.5           6.5 to 8.5
 Rate of increase in future
  compensation levels                                5.0 to 6.0          3.5 to 6.0           3.5 to 6.0
 Long-term rate of return on
  plan assets                                        8.5 to 9.0          8.0 to 9.0           7.0 to 9.0

         During 1996, the Company curtailed certain U.S. employee pension benefits and recognized a $4.6 million gain. Plan assets are comprised primarily of investments in U.S. and non-U.S. corporate equity and debt securities, short-term investments, mutual funds and group annuity contracts.

         Statement of Financial Accounting Standards ("SFAS") No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the unfunded accumulated pension benefit obligation exceeds the unfunded accrued pension liability. Variances from actuarially-assumed rates, including the rate of return on pension plan assets, will result in additional increases or decreases in accrued pension liabilities, pension expense and funding requirements in future periods. At December 31, 1996, 79% of the projected benefit obligations in excess of plan assets relate to non-U.S. plans. The funded status of the Company's defined benefit pension plans is set forth below.

                                                            Assets exceed            Accumulated benefits
                                                       accumulated benefits             exceed assets
                                                       --------------------         ---------------------
                                                            December 31,                 December 31,
                                                       --------------------         ---------------------
                                                         1995          1996           1995           1996
                                                         ----          ----           ----           ----
                                                                        (In thousands)
Actuarial present value of benefit
 obligations:
  Vested benefits                                        $47,181       $48,953       $156,275       $167,411
  Nonvested benefits                                       3,744         4,075          2,562          9,466
                                                         -------       -------       --------       --------

  Accumulated benefit obligations                         50,925        53,028        158,837        176,877
  Effect of projected salary
   increases                                               7,885         7,598         22,373         25,741
                                                         -------       -------       --------       --------

  Projected benefit obligations
   ("PBO")                                                58,810        60,626        181,210        202,618
Plan assets at fair value                                 71,345        78,511        124,632        126,580
                                                         -------       -------       --------       --------

Plan assets over (under) PBO                              12,535        17,885        (56,578)       (76,038)
Unrecognized net loss (gain) from
 experience different from
 actuarial assumptions                                     7,155         3,567        (20,643)        11,414
Unrecognized prior service cost
 (credit)                                                  3,147         3,838         (2,711)           262
Unrecognized transition obligations
 (assets) being amortized over 15
 to 18 years                                                (261)         (469)         2,517          2,043
Adjustment required to recognize
 minimum liability                                          -             -            (1,908)        (1,822)
                                                         -------       -------       --------       --------

      Total prepaid (accrued)
       pension cost                                       22,576        24,821        (79,323)       (64,141)
Less current portion                                        -             -           (10,012)        (6,200)
                                                         -------       -------       --------       --------

      Noncurrent prepaid (accrued)
       pension cost                                      $22,576       $24,821       $(69,311)      $(57,941)
                                                         =======       =======       ========       ========

         The components of the net periodic defined benefit pension cost, excluding curtailment gain, are set forth below.

                                                                                   Years ended December 31,
                                                                                -----------------------------
                                                                           1994              1995               1996
                                                                           ----              ----               ----
                                                                                       (In thousands)
Service cost benefits                                                      $ 4,905         $  4,325           $  3,482
Interest cost on PBO                                                        15,371           17,853             16,577
Return on plan assets                                                       (8,039)         (16,574)           (16,245)
Net amortization and deferrals                                              (5,940)          (2,399)               (39)
                                                                           -------         --------           --------

                                                                           $ 6,297         $  3,205           $  3,775
                                                                           =======         ========           ========

Incentive bonus programs

         The Company has incentive bonus programs for certain employees providing for annual payments, which may be in the form of NL common stock, based on formulas involving the profitability of Kronos and Rheox in relation to the annual operating plan of the employee's business unit and, for most of these employees, individual performance.

Postretirement benefits other than pensions

         In addition to providing pension benefits, the Company currently provides certain health care and life insurance benefits for eligible retired employees. Certain of the Company's U.S. and Canadian employees may become eligible for such postretirement health care and life insurance benefits if they reach retirement age while working for the Company. In 1989, the Company began phasing out such benefits for currently active U.S. employees over a ten-year period. The majority of all retirees are required to contribute a portion of the cost of their benefits and certain current and future retirees are eligible for reduced health care benefits at age 65. The Company's policy is to fund medical claims as they are incurred, net of any contributions by the retirees.

         For measuring the OPEB liability at December 31, 1996, the expected rate of increase in health care costs is 8% in 1997, gradually declining to 5% in 2000. Other assumptions used to measure the liability and expense are presented below.

                                                                             Years ended December 31,
                                                                           ----------------------------
                                                                         1994          1995           1996
                                                                         ----          ----           ----
                                                                                   (Percentages)
 Discount rate                                                            8.5           7.5             7.5
 Long-term rate for compensation increases                                6.0           4.5             6.0
 Long-term rate of return on plan assets                                  9.0           9.0             9.0

         Variances from actuarially-assumed rates will result in additional increases or decreases in accrued OPEB liabilities, net periodic OPEB expense and funding requirements in future periods. If the health care cost trend rate was increased by one percentage point for each year, postretirement benefit expense would have increased approximately $.2 million in 1996, and the actuarial present value of accumulated benefit obligations at December 31, 1996 would have increased by approximately $2.2 million. During 1996, the Company curtailed certain Canadian employee OPEB benefits and recognized a $1.3 million gain.

                                                                                                  December 31,
                                                                                               ------------------
                                                                                             1995               1996
                                                                                             ----               ----
                                                                                               (In thousands)
Actuarial present value of accumulated benefit
 obligations:
  Retiree benefits                                                                           $53,211           $41,768
  Other fully eligible active plan participants                                                1,228               840
  Other active plan participants                                                               2,322             2,152
                                                                                             -------           -------
                                                                                              56,761            44,760

Plan assets at fair value                                                                      7,103             6,689
                                                                                             -------           -------
Accumulated postretirement benefit obligations
 in excess of plan assets                                                                     49,658            38,071
Unrecognized net gain from experience different
 from actuarial assumptions                                                                    4,676             7,083
Unrecognized prior service credit                                                             12,199            16,259
                                                                                             -------           -------

    Total accrued postretirement benefits cost                                                66,533            61,413
Less current portion                                                                           6,298             5,478
                                                                                             -------           -------

    Noncurrent accrued postretirement benefits
     cost                                                                                    $60,235           $55,935
                                                                                             =======           =======

         The components of the Company's net periodic postretirement benefit cost, excluding curtailment gain, are set forth below.

                                                                                    Years ended December 31,
                                                                                 -----------------------------
                                                                             1994             1995             1996
                                                                             ----             ----             ----
                                                                                          (In thousands)
Interest cost on accumulated benefit
 obligations                                                                $ 4,338           $ 4,415          $ 3,995
Service cost benefits earned during the year                                     99               101              112
Return on plan assets                                                          (688)             (637)            (596)
Net amortization and deferrals                                               (1,495)           (1,870)          (1,473)
                                                                            -------           -------          -------

                                                                            $ 2,254           $ 2,009          $ 2,038
                                                                            =======           =======          =======

NOTE 12 - SHAREHOLDERS' DEFICIT:

Common stock

                                                                                     Shares of common stock
                                                                                -------------------------------
                                                                                          Treasury
                                                                           Issued           stock         Outstanding
                                                                           ------         --------        -----------
                                                                                         (In thousands)
Balance at December 31, 1993                                                66,839           15,949             50,890
  Treasury shares reissued                                                    -                (162)               162
                                                                            ------           ------             ------

Balance at December 31, 1994                                                66,839           15,787             51,052
  Treasury shares reissued                                                    -                 (39)                39
                                                                            ------           ------             ------

Balance at December 31, 1995                                                66,839           15,748             51,091
  Treasury shares reissued                                                    -                 (27)                27
                                                                            ------           ------             ------

Balance at December 31, 1996                                                66,839           15,721             51,118
                                                                            ======           ======             ======

Common stock options

         The 1989 Long Term Performance Incentive Plan of NL Industries, Inc. (the "NL Option Plan") provides for the discretionary grant of restricted common stock, stock options, stock appreciation rights ("SARs") and other incentive compensation to officers and other key employees of the Company. Although certain stock options granted pursuant to a similar plan which preceded the NL Option Plan ("the Predecessor Option Plan") remain outstanding at December 31, 1996, no additional options may be granted under the Predecessor Option Plan.

         Up to five million shares of NL common stock may be issued pursuant to the NL Option Plan and at December 31, 1996, an aggregate of 2.5 million shares were available for future grants. The NL Option Plan provides for the grant of options that qualify as incentive options and for options which are not so qualified. Generally, stock options and SARs (collectively, "options") are granted at a price equal to or greater than 100% of the market price at the date of grant, vest over a five year period and expire ten years from the date of grant. Restricted stock, forfeitable unless certain periods of employment are completed, is held in escrow in the name of the grantee until the restriction period expires. No SARs have been granted under the NL Option Plan.

         In addition to the NL Option Plan, the Company maintains a stock option plan for its nonemployee directors. At December 31, 1996, there were options to acquire 10,000 shares of common stock outstanding of which 8,000 were fully vested.

         Changes in outstanding options granted pursuant to the NL Option Plan, the Predecessor Option Plan and the nonemployee director plan are summarized in the table below.


                                                                                Exercise price               Amount
                                                                                 per share                  payable
                                                                             -----------------                upon
                                                             Shares           Low           High            exercise
                                                             ------           ---           ----            --------
                                                                     (In thousands, except per share amounts)
Outstanding at December 31, 1993                               1,718        $ 4.81          $24.19             $20,624

  Granted                                                        675          8.69           10.69               6,315
  Exercised                                                      (13)         9.31           10.50                (120)
  Forfeited                                                       (6)         5.00            9.31                 (46)
                                                               -----        ------          ------             -------

Outstanding at December 31, 1994                               2,374          4.81           24.19              26,773

  Granted                                                         94         11.81           14.81               1,150
  Exercised                                                      (39)         5.00           10.78                (282)
  Forfeited                                                      (36)         5.00           11.81                (320)
                                                               -----        ------          ------             -------

Outstanding at December 31, 1995                               2,393          4.81           24.19              27,321

  Granted                                                        218         14.25           17.25               3,316
  Exercised                                                      (27)         5.00           10.78                (262)
  Forfeited                                                      (10)         5.00           14.25                 (91)
  Expired                                                         (1)        10.78           10.78                  (6)
                                                               -----        ------          ------             -------

Outstanding at December 31, 1996                               2,573        $ 4.81          $24.19             $30,278
                                                               =====        ======          ======             =======


         At December 31, 1994, 1995 and 1996, options to purchase 850,582, 1,189,907 and 1,660,068 shares, respectively, were exercisable and options to purchase 298,698 shares become exercisable in 1997. Of the exercisable options at December 31, 1996, options to purchase 1,161,398 shares had exercise prices less than the Company's December 31, 1996 quoted market price of $10.875 per share. Outstanding options at December 31, 1996 expire at various dates through 2006, with a weighted-average remaining life of six years.

         The pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation," is based on an estimation of the fair value of options issued during 1995 and 1996. The weighted average fair values of options granted during 1995 and 1996 were $6.02 and $8.38 per share, respectively. The fair values of employee stock options were calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions for grants in 1995 and 1996: stock price volatility of 31% and 42% in 1995 and 1996, respectively; risk-free rate of return of 5%; no dividend yield; and an expected term of 9 years. If the fair value-based method of accounting in SFAS No. 123 had been applied, the Company's earnings per share would not have changed in 1995 and would have been reduced by $.01 per share in 1996. The pro forma impact on earnings per share for 1996 is not necessarily indicative of future effects on earnings per share.

Preferred stock

         The Company is authorized to issue a total of five million shares of preferred stock. The rights of preferred stock as to dividends, redemption, liquidation and conversion are determined upon issuance.

NOTE 13 - INCOME TAXES:

         The components of (i) income (loss) before income taxes and minority interest ("pretax income (loss)"), (ii) the difference between the provision for income taxes attributable to pretax income (loss) and the amounts that would be expected using the U.S. federal statutory income tax rate of 35%,
(iii) the provision for income taxes and (iv) the comprehensive tax provision are presented below.

                                                                                 Years ended December 31,
                                                                            ----------------------------------
                                                                         1994                1995              1996
                                                                         ----                ----              ----
                                                                                        (In thousands)
Pretax income (loss):
  U.S.                                                                  $ (6,241)           $ 43,125          $ 50,430
  Non-U.S.                                                                (7,164)             55,777           (24,817)
                                                                        --------            --------          --------

                                                                        $(13,405)           $ 98,902          $ 25,613
                                                                        ========            ========          ========

Expected tax expense (benefit)                                          $ (4,692)           $ 34,616          $  8,965
Non-U.S. tax rates                                                        (7,108)             (7,016)             (206)
Rate change adjustment of deferred taxes                                    -                 (6,593)             -
Valuation allowance                                                       24,309              (9,588)            3,013
Settlement of U.S. tax audits                                             (5,437)               -                 -
Incremental tax on income of companies not
 included in the NL Tax Group                                                790                 499             3,132
U.S. state income taxes                                                      534                 721               468
Other, net                                                                 1,338                  32              (539)
                                                                        --------            --------          --------

                                                                        $  9,734            $ 12,671          $ 14,833
                                                                        ========            ========          ========

Provision for income taxes:
  Current income tax expense (benefit):
    U.S. federal                                                        $ (5,222)           $    249          $  4,934
    U.S. state                                                               475               2,135             1,136
    Non-U.S.                                                               2,574              39,535             5,961
                                                                        --------            --------          --------

                                                                          (2,173)             41,919            12,031
                                                                        --------            --------          --------
  Deferred income tax expense (benefit):
    U.S. federal                                                           4,058              (9,005)           (4,764)
    U.S. state                                                               347              (1,026)             (668)
    Non-U.S.                                                               7,502             (19,217)            8,234
                                                                        --------            --------          --------

                                                                          11,907             (29,248)            2,802
                                                                        --------            --------          --------

                                                                        $  9,734            $ 12,671          $ 14,833
                                                                        ========            ========          ========

Comprehensive tax provision allocable to:
  Pretax income (loss)                                                  $  9,734            $ 12,671          $ 14,833
  Shareholders' deficit, principally
   deferred income taxes allocable to
   currency translation and marketable
   securities adjustments                                                      7                  10               971
                                                                        --------            --------          --------

                                                                        $  9,741            $ 12,681          $ 15,804
                                                                        ========            ========          ========

The components of the net deferred tax liability are summarized below:

                                                                            December 31,
                                                          ------------------------------------------------
                                                            1995                                    1996
                                                            ----                                    ----
                                                        Deferred tax                           Deferred tax
                                                    ---------------------                 -----------------------
                                                  Assets          Liabilities            Assets          Liabilities
                                                  ------          -----------            ------          -----------
                                                                           (In thousands)
Tax effect of temporary
 differences relating to:
  Inventories                                    $    5,277          $  (5,644)          $   4,130          $   (4,967)
  Property and equipment                                574           (109,418)                512            (109,963)
  Accrued postretirement
   benefits cost                                     23,200               -                 21,396                -
  Accrued (prepaid) pension
   cost                                               8,978            (14,942)              6,308             (17,579)
  Accrued environmental
   costs                                             38,214               -                 36,670                -
  Other accrued liabilities
   and deductible
   differences                                       26,496               -                 33,464                -
  Other taxable differences                            -              (101,621)               -               (102,578)
Tax on unremitted earnings
 of non-U.S. subsidiaries                               281            (22,526)               -                (18,048)
Tax loss and tax credit
 carryforwards                                      189,263               -                205,476                -
Valuation allowance                                (195,569)              -               (207,117)               -
                                                  ---------          ---------           ---------           ---------

  Gross deferred tax assets
   (liabilities)                                     96,714           (254,151)            100,839            (253,135)

Reclassification,
 principally netting by tax
 tax jurisdiction                                   (93,404)            93,404             (99,019)             99,019
                                                  ---------          ---------           ---------           ---------

  Net total deferred tax
   assets (liabilities)                               3,310           (160,747)              1,820            (154,116)
  Net current deferred tax
   assets (liabilities)                               2,522             (3,555)              1,597              (2,895)
                                                  ---------          ---------           ---------           ---------

  Net noncurrent deferred
   tax assets (liabilities)                       $     788          $(157,192)          $     223           $(151,221)
                                                  =========          =========           =========           =========

         The Company's valuation allowance increased in the aggregate by $31 million in each of 1994 and 1995 and $12 million in 1996. During 1995, both the Company's gross deferred tax assets and the offsetting valuation allowance were increased by $34 million as a result of recharacterizations of certain tax attributes primarily due to changes in certain tax return elections. In addition, the valuation allowance increased during 1995 by $6 million due to foreign currency translation and was reduced by approximately $10 million due to a change in estimate of the future tax benefit of certain tax credits which the Company believes satisfies the "more-likely-than-not" recognition criteria. In 1996, both the Company's gross deferred tax assets and the offsetting valuation allowance were increased by $14 million due to certain non-U.S. tax losses of its dual resident subsidiary. In addition, the valuation allowance decreased during

1996 by $6 million due to foreign currency translation and was increased by $3 million as a result of increases in certain other deductible temporary differences during the year which the Company believes do not currently satisfy the "more-likely-than-not" recognition criteria.

         Certain of the Company's income tax returns in various U.S. and non-U.S. jurisdictions are being examined and tax authorities have proposed or may propose tax deficiencies. During 1994, the German tax authorities withdrew certain proposed tax deficiencies of DM 100 million and remitted tax refunds aggregating DM 225 million ($136 million), including interest, on a tentative basis while examination of the Company's German income tax returns continued. The Company subsequently reached an agreement with the German tax authorities regarding such examinations which resolved certain significant tax contingencies for years through 1990. The Company received final assessments and paid certain tax deficiencies of approximately DM 50 million ($32 million when paid), including interest, in settlement of these issues in 1996. The Company considers the agreement to be a favorable resolution of the contingencies and the payment was within previously-accrued amounts for such matters.

         Certain other German tax contingencies remain outstanding and will continue to be litigated. Although the Company believes that it will ultimately prevail in the litigation, the Company has granted a DM 100 million ($64 million at December 31, 1996) lien on its Nordenham, Germany TiO2 plant in favor of the German tax authorities until the litigation is resolved. No assurances can be given that this litigation will be resolved in the Company's favor in view of the inherent uncertainties involved in court rulings. The Company believes that it has adequately provided accruals for additional income taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

         During 1995, the Company recorded tax benefits of $6.6 million due to the reduction in dividend withholding tax rates pursuant to ratification of the U.S./Canada income tax treaty.

         During 1995, the Company utilized $14 million of foreign tax credit carryforwards and U.S. net operating loss carryforwards from prior years to reduce its 1995 U.S. federal income tax expense. At December 31, 1996, for U.S. federal income tax purposes, the Company had approximately $27 million of foreign tax credit carryforwards expiring during 1997 through 2001 and approximately $10 million of alternative minimum tax credit carryforwards with no expiration date. The Company also had approximately $400 million of income tax loss carryforwards in Germany with no expiration date.

NOTE 14 - OTHER INCOME, NET:

                                                                                    Years ended December 31,
                                                                                ------------------------------
                                                                             1994             1995              1996
                                                                             ----             ----              ----
                                                                                         (In thousands)
Securities earnings:
  Interest and dividends                                                    $ 5,075           $ 6,244          $ 4,708
  Securities transactions                                                    (1,220)            1,175             -
                                                                            -------           -------          -------
                                                                              3,855             7,419            4,708
Litigation settlement gains                                                  22,978              -               2,756
Technology fee income                                                        10,344            10,660            8,743
Currency transaction gains, net                                               1,735               561            5,637
Pension and OPEB curtailment gains                                             -                 -               5,900
Royalty income                                                                1,508              -                -
Disposition of property and equipment                                        (1,981)           (2,713)          (2,312)
Other, net                                                                    6,389             6,314            5,048
                                                                            -------           -------          -------

                                                                            $44,828           $22,241          $30,480
                                                                            =======           =======          =======

         Litigation settlement gains includes $20 million related to the Company's 1994 settlement of its lawsuit against Lockheed Corporation. Technology fee income was amortized by the straight-line method over a three-year period ending October 1996.

NOTE 15 - OTHER ITEMS:

         Advertising costs, expensed as incurred, were $2 million in each of 1994, 1995 and 1996.

         Research, development and certain sales technical support costs, expensed as incurred, approximated $10 million in 1994, and $11 million in each of 1995 and 1996.

         Interest capitalized in connection with long-term capital projects was $1 million in each of 1994 and 1995, and $2 million in 1996.

NOTE 16 - RELATED PARTY TRANSACTIONS:

         The Company may be deemed to be controlled by Harold C. Simmons. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in this Annual Report on Form 10-K, the Company from time to time considers, reviews and evaluates and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, and restrictions under the indentures and other agreements, it is possible that the Company might be a party to one or more such transactions in the future.

         It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

         The Company is a party to an intercorporate services agreement with Contran (the "Contran ISA") whereby Contran provides certain management services to the Company on a fee basis. Management services fee expense related to the Contran ISA was $.4 million in each of 1994, 1995 and 1996.

         The Company is a party to an intercorporate services agreement with Valhi (the "Valhi ISA") whereby Valhi and the Company provide certain management, financial and administrative services to each other on a fee basis. Net management services fee expense related to the Valhi ISA was $.2 million in 1994, and $.1 million in each of 1995 and 1996.

         The Company is party to an intercorporate services agreement with Tremont (the "Tremont ISA"). Under the terms of the contract, the Company provides certain management and financial services to Tremont on a fee basis. Management services fee income related to the Tremont ISA was nil in 1994, and $.1 million in each of 1995 and 1996.

         Baroid Corporation, a former wholly-owned subsidiary of the Company and currently a subsidiary of Dresser Industries, Inc., and the Company were parties to an intercorporate services agreement (the "Baroid ISA") pursuant to which, as amended, Baroid agreed to make certain services available to the Company on a fee basis. The agreement was terminated in 1994. Management services fee expense pursuant to the Baroid ISA approximated $.2 million in 1994.

         Sales to Baroid in the ordinary course of business were $1.8 million in 1994, $1.6 million in 1995 and $1.1 million in 1996.

         Purchases in the ordinary course of business from unconsolidated joint ventures, including LPC, were approximately $74 million in 1994, $79 million in 1995 and $81 million in 1996.

         Certain employees of the Company have been granted options to purchase Valhi common stock under the terms of Valhi's stock option plans. The Company and Valhi have agreed that the Company will pay Valhi the aggregate difference between the option price and the market value of Valhi's common stock on the exercise date of such options. For financial reporting purposes, the Company accounts for the related expense (income) ($64,000 in 1994, $(25,000) in 1995 and $1,000 in 1996) in a manner similar to accounting for SARs. At December 31, 1996, employees of the Company held options to purchase 365,000 shares of Valhi common stock at exercise prices ranging from $4.76 to $14.66 per share. At December 31, 1996, 30,000 of the vested options were exercisable at prices less than Valhi's quoted market price per share of $6.375.

         The Company and NLI Insurance, Ltd., a wholly-owned subsidiary of Tremont, are parties to an Insurance Sharing Agreement with respect to certain loss payments and reserves established by NLI Insurance, Ltd. that (i) arise out of claims against other entities for which the Company is responsible and
(ii) are subject to payment by NLI Insurance, Ltd. under certain reinsurance contracts. Also, NLI Insurance, Ltd. will credit the Company with respect to certain underwriting profits or credit recoveries that NLI Insurance, Ltd. receives from independent reinsurers that relate to retained liabilities.

         Net amounts payable to affiliates are summarized in the following table.

                                                                                                   December 31,
                                                                                               -------------------
                                                                                               1995             1996
                                                                                               ----             ----
                                                                                                (In thousands)
  Tremont Corporation                                                                         $ 3,525          $ 3,529
  LPC                                                                                           6,677            6,677
  Other                                                                                           (21)              (2)
                                                                                              -------          -------

                                                                                              $10,181          $10,204
                                                                                              =======          =======

         Amounts payable to LPC are generally for the purchase of Ti2 (see Note
6), and amounts payable to Tremont principally relate to the Company's Insurance Sharing Agreement described above.

NOTE 17 - COMMITMENTS AND CONTINGENCIES:

Leases

         The Company leases, pursuant to operating leases, various manufacturing and office space and transportation equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

         Kronos' principal German operating subsidiary leases the land under its Leverkusen Ti2 production facility pursuant to a lease expiring in 2050. The Leverkusen facility, with approximately one-third of Kronos' current TiO2 production capacity, is located within the lessor's extensive manufacturing complex, and Kronos is the only unrelated party so situated. Under a separate supplies and services agreement expiring in 2011, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Both the lease and the supplies and services agreements restrict the Company's ability to transfer ownership or use of the Leverkusen facility.

         Net rent expense aggregated $8 million in 1994, $9 million in 1995 and $12 million in 1996. At December 31, 1996, minimum rental commitments under the terms of noncancellable operating leases were as follows:

Years ending December 31,                                                               Real Estate          Equipment
-------------------------                                                               -----------          ---------
                                                                                                 (In thousands)
  1997                                                                                       $ 2,219           $ 2,721
  1998                                                                                         2,086             2,179
  1999                                                                                         2,102             1,197
  2000                                                                                         1,777               119
  2001                                                                                         1,415                17
  2002 and thereafter                                                                         24,752              -
                                                                                             -------           -------

                                                                                             $34,351           $ 6,233
                                                                                             =======           =======

Capital expenditures

         At December 31, 1996, the estimated cost to complete capital projects in process approximated $16 million, including a $8 million debottlenecking expansion project at the Company's Leverkusen, Germany chloride-process TiO2 facility and $2 million related to environmental protection and compliance programs.

Purchase commitments

         The Company has long-term supply contracts that provide for the Company's chloride feedstock requirements through 2000. The agreements require the Company purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $115 million.

Legal proceedings

         Lead pigment litigation. Since 1987, the Company, other past manufacturers of lead pigments for use in paint and lead-based paint and the Lead Industries Association have been named as defendants in various legal proceedings seeking damages for personal injury and property damage allegedly caused by the use of lead-based paints. Certain of these actions have been filed by or on behalf of large United States cities or their public housing authorities and certain others have been asserted as class actions. These legal proceedings seek recovery under a variety of theories, including negligent product design, failure to warn, breach of warranty, conspiracy/concert of action, enterprise liability, market share liability, intentional tort, and fraud and misrepresentation.

         The plaintiffs in these actions generally seek to impose on the defendants responsibility for lead paint abatement and asserted health concerns associated with the use of lead-based paints, including damages for personal injury, contribution and/or indemnification for medical expenses, medical monitoring expenses and costs for educational programs. Most of these legal proceedings are in various pre-trial stages; several are on appeal.

         The Company believes that these actions are without merit, intends to continue to deny all allegations of wrongdoing and liability and to defend all actions vigorously. The Company has not accrued any amounts for the pending lead pigment litigation. Considering the Company's previous involvement in the lead and lead pigment businesses, there can be no assurance that additional litigation similar to that currently pending will not be filed.

         Environmental matters and litigation. Some of the Company's current and former facilities, including several divested secondary lead smelters and former mining locations, are the subject of civil litigation, administrative proceedings or investigations arising under federal and state environmental laws. Additionally, in connection with past disposal practices, the Company has been named a potential responsible party ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA") in approximately 75 governmental and private actions associated with hazardous waste sites and former mining locations, certain of which are on the U.S. Environmental Protection Agency's Superfund National Priorities List. These actions seek cleanup costs and/or damages for personal injury or property damage. While the Company may be jointly and severally liable for such costs, in most cases it is only one of a number of PRPs who are also jointly and severally liable. In addition, the Company is a party to a number of lawsuits filed in various jurisdictions alleging CERCLA or other environmental claims. At December 31, 1996, the Company had accrued $113 million for those environmental matters which are reasonably estimable. It is not possible to estimate the range of costs for certain sites. The upper end of the range of reasonably possible costs to the Company for sites which it is possible to estimate costs is approximately $160 million. The Company's estimates of such liabilities have not been discounted to present value, and the Company has not recognized any potential insurance recoveries. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs or allocation of such costs among PRPs, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or the upper end of the range for sites for which estimates have been made and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. Further, there can be no assurance that additional environmental matters will not arise in the future. As discussed in Note 2, the Company will adopt the AICPA's Statement of Position 96-1, "Environmental Remediation Liabilities," during the first quarter of 1997, increasing its environmental liability by approximately $30 million.

         Certain of the Company's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain operations and products of the Company have the potential to cause environmental or other damage. The Company continues to implement various policies and programs in an effort to minimize these risks. The Company's policy is to comply with environmental laws and regulations at all of its facilities and to continually strive to improve environmental performance in association with applicable industry initiatives. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances as well as the Company's consolidated financial position, results of operations or liquidity.

         Other litigation. The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its present and former businesses.

         The Company currently believes the disposition of all claims and disputes individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

Concentrations of credit risk

         Sales of TiO2 accounted for almost 90% of net sales during the past three years. TiO2 is sold to the paint, plastics and paper industries. Such markets are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 4,000 customers, none of which represents a significant portion of net sales. In each of the past three years, approximately one-half of the Company's TiO2 sales by volume were to Europe and approximately 36% in both 1994 and 1995 and 37% in 1996 of sales were attributable to North America.

         Consolidated cash, cash equivalents and restricted cash includes $103 million and $53 million invested in U.S. Treasury securities purchased under short-term agreements to resell at December 31, 1995 and 1996, respectively, of which $88 million and $41 million, respectively, of such securities are held in trust for the Company by a single U.S. bank.

NOTE 18 - FINANCIAL INSTRUMENTS:

         Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                                          December 31,                  December 31,
                                                                             1995                          1996
                                                                      -----------------             -----------------
                                                                   Carrying         Fair         Carrying         Fair
                                                                    Amount         Value          Amount          Value
                                                                   --------        -----         --------         -----
                                                                                       (In millions)
Cash and cash equivalents, including
 restricted cash                                                    $ 141.3        $141.3          $ 114.1        $114.1
Marketable securities - classified as
 available-for-sale                                                    20.9          20.9             23.7          23.7

Notes payable and long-term debt:
  Fixed rate with market quotes:
    Senior Secured Notes                                            $ 250.0        $267.7          $ 250.0        $265.2
    Senior Secured Discount Notes                                     132.0         151.8            149.8         161.9
  Variable rate debt                                                  440.9         440.9            455.0         455.0

Common shareholders' equity (deficit)                               $(209.4)       $619.5          $(203.5)       $555.9

         Fair value of the Company's marketable securities and Notes are based upon quoted market prices and the fair value of the Company's common shareholder's equity (deficit) is based upon quoted market prices for NL's common stock. The Company held no derivative financial instruments at December 31, 1995 and 1996.

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                            Quarter ended
                                                   ----------------------------------------------------------------
                                                   March 31            June 30          Sept. 30            Dec. 31
                                                   --------            -------          --------            -------
                                                              (In thousands, except per share amounts)
Year ended December 31, 1995:
  Net sales                                        $250,875            $283,474         $255,339            $234,251
  Cost of sales                                     169,768             187,896          169,058             149,462
  Operating income                                   41,968              57,549           50,590              49,612

      Net income                                   $ 13,062            $ 21,002         $ 17,426            $ 34,119(a)
                                                   ========            ========         ========            ========

  Net income per share of
   common stock                                    $    .26            $    .41         $    .34            $    .66(a)
                                                   ========            ========         ========            ========

  Weighted average shares
   and common stock
   equivalents outstanding                           51,176              51,552           51,628              51,486
                                                   ========            ========         ========            ========

Year ended December 31, 1996:
  Net sales                                        $240,440            $263,162         $248,462            $234,010
  Cost of sales                                     169,816             194,794          193,271             180,557
  Operating income                                   41,938              36,098           19,471              15,866

      Net income (loss)                            $ 13,444            $ 11,919         $ (4,249)           $(10,297)
                                                   ========            ========         ========            ========

  Net income (loss) per
   share of common stock                           $    .26            $    .23         $   (.08)           $   (.20)
                                                   ========            ========         ========            ========

  Weighted average shares
   and common stock
   equivalents outstanding                           51,510              51,493           51,118              51,118
                                                   ========            ========         ========            ========

(a) Income tax benefits in the fourth quarter of 1995 include the recognition of $10 million of deferred tax assets related to a change in estimate of the future tax benefit of certain tax credits which the Company believes satisfies the "more-likely-than-not" recognition criteria and $6.6 million related to the reduction in U.S./Canada dividend withholding tax rates. See Note 13.